LYONDELLBASELL INDUSTRIES AF S.C.A.
MID-TERM INCENTIVE PLAN

(As Established Effective April 1, 2008)

1.             Objectives.

LyondellBasell Industries AF S.C.A., a Luxembourg company (the “Company”), hereby establishes the LyondellBasell Industries AF S.C.A. Mid-Term Incentive Plan (the “Plan”) for the purposes of:

(a)	Focusing Participants on key measures of Company financial performance;

(b)	Providing significant award potential commensurate with Company financial performance;

(c)	Encouraging a forward management perspective and reward for sustained future performance;

(d)	Enhancing the ability of the Company and its Subsidiaries and Affiliates to attract and retain highly talented and competent individuals; and

(e)	Reinforcing a team orientation among top management.

2.             Definitions.

As used herein, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to any Person or entity, any other Person or entity that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person or entity.  “Control” means the power to direct the management and policies of a Person or entity, affirmatively (by direction) and negatively (by veto), directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Award” means an award payable in cash that is paid, vested or otherwise deliverable solely based on achieving one or more Financial Measures.

“Award Agreement” means an agreement in the form prescribed by the Plan Administrator that sets forth the terms, conditions and limitations applicable to an Award.

 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means LyondellBasell Industries AF S.C.A.

“Delegate” shall have the meaning ascribed to such term in Section 3(a).

“Employee” means an individual employed by the Company, or any of its  Subsidiaries or Affiliates.

“Grant Date” means the date the Company grants an Award.

“Indemnified Person” shall have the meaning ascribed to such term in Section 3(b).

“Participant” means an Employee to whom an Award has been granted under this Plan, or a former Employee who still holds an outstanding Award.

“Performance Cycle” means the period beginning on January 1 of the year in which the Grant Date occurs and ending on December 31 of the third calendar year (including the year of the Grant) after the Grant Date, or such other period as determined by the Company and specified in the Grant Letter.

“Plan” means the LyondellBasell Industries AF S.C.A. Mid-Term Incentive Plan, as amended from time to time.

“Plan Administrator” means the Company or its Delegate, as set forth in Section 3(a).

“Subsidiary” means with respect to any Person, (a) a corporation a majority of the voting Equity Interests of which are at the time, directly or indirectly, owned by such Person; or (b) any other Person (other than a corporation), including, a partnership, limited liability company, business trust or joint venture, in which such Person, at the time thereof, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

3.             Plan Administration and Designation of Participants.

(a)           Administration.  The Plan Administrator of this Plan shall be the Company, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate.  The Company may delegate its duties hereunder as Plan Administrator to the Chief Executive Officer or other senior officers of the Company (a “Delegate”), subject to such rules and regulations as the Company establishes.  The Plan Administrator may, in its discretion, retain the services of an outside administrator for the purpose of performing any of its functions hereunder.  The Plan Administrator may, in its discretion, eliminate or make less restrictive any restrictions contained in an Award Agreement, waive any restriction or other provision of this Plan or an Award Agreement, or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant who holds the Award or (ii) consented to by such Participant.  The Company may grant an Award to an individual whom it expects to become an Employee of the Company or any Subsidiary or Affiliate within the following six months, with the Award subject to the individual’s actually becoming an Employee within that time, and subject to other terms and conditions the Company establishes.  The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Plan Administrator deems necessary or desirable to further the Plan purposes.  Any decision of the Plan Administrator in the interpretation and administration of this Plan shall lie within its sole and absolute discretion, and shall be final, conclusive and binding on all parties concerned.

(b)           Indemnification.  No Delegate (an “Indemnified Person”) shall be liable in any manner whatsoever in connection with the administration, construction or interpretation of this Plan, except arising out of such person’s willful misconduct or as expressly provided by statute.  Under no circumstances shall an Indemnified Person be liable for the acts of another Indemnified Person.  In the performance of its duties, an Indemnified Person shall be entitled to rely upon the information and advice furnished by the Company’s counsel, tax advisors and any other person whose information or advice the Company deems necessary or advisable, and no Indemnified Person shall be liable for any action taken or not taken in reliance upon any such advice.  The Company shall indemnify each Indemnified Person for any loss or damages that it, he or she incurs in connection with, or arising out of, this Plan, except for any loss or damages that result from such Indemnified Person’s willful misconduct or as expressly provided by statute.

4.             Award Agreement.

Each Award granted hereunder shall be described in a Grant Letter and an Award Agreement, which shall be subject to the terms and conditions of the Plan.

5.             Financial Measures and Award Calculation.

(a)           Within 90 days after the beginning of the calendar year, the Company will establish one or more objective performance goals for the Financial Measures for each calendar year within a Performance Cycle, including an objective methodology to determine the MTI Funding Ratio that corresponds with the attained performance goals.  The Company will certify the MTI Funding Ratio reached for a calendar year within 60 days after that calendar year ends.

(b)           Eligible employees’ Awards for Performance Cycle will be calculated by multiplying each eligible employee’s Target Award Amount for the Performance Cycle by the MTI Funding Ratio for the Performance Cycle.

(c)           The Target Award Amount for an eligible employee for a Performance Cycle shall be stated in the Grant Letter.

6.             Payment of Awards.

Payment of Awards shall be made in the form of a lump-sum cash payment at the time specified in the Award Agreement.

7.             Termination of Employment.

The terms of the Award Agreement shall govern the treatment of any unpaid Awards payable to the Participant upon the termination of employment.  Termination of employment is governed by the laws of employment of the country in which the Participant is employed.  Notwithstanding anything contained herein to the contrary, no Participant who is a U.S. taxpayer shall be considered to have terminated employment for purposes of the Plan and the Award Agreement unless the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code.

8.             Assignability.

The Participant’s rights under the Plan and any Award Agreement are personal.  No assignment or transfer of the Participant’s rights under and interest in an Award Agreement may be made by the Participant other than by will or the laws of descent and distribution. Any attempted assignment or transfer in violation of this Section 8 shall be null and void.

9.             Adjustments.

(a)           The existence of outstanding Awards shall not affect in any manner the right or power of the Company to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the ownership of the Company or its business or any Company merger or consolidation, or any issue of bonds, debentures or other obligations, or the Company’s dissolution or liquidation, or any sale or transfer of all or any part of its assets or business, or any other Company act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)           If the Company’s ownership structure changes, or a merger, consolidation or similar corporate transaction involving the Company or an Affiliate occurs, or there is a sale of a substantial portion of the Company’s or an Affiliate’s assets, or any other event occurs that the Company determines justifies an adjustment, the Company may adjust outstanding Awards as it deems necessary and appropriate in its sole discretion.  Adjustments include, but are not limited to, issuing additional or substitute Awards or adjusting Financial Measures and targets associated with Awards, except where limited by Section 409A of the Code and related regulations and Treasury pronouncements.

10.           Tax Withholding.

The Company shall have the right to deduct applicable taxes from any Award payment and withhold an appropriate amount of cash for payment of taxes required by law, or to take such other action as, in the opinion of the Company, may be necessary to satisfy all obligations for withholding of such taxes.

11.            Amendments or Termination.

The Company may amend, alter or terminate this Plan, except that no amendment, alteration or termination shall impair the rights of any Participant under any Award Agreement in effect at the time of such amendment, alteration or termination without the written consent of such Participant.

12.            Unfunded Plan.

This Plan shall be unfunded.  Any bookkeeping accounts established with respect to a Participant’s Award shall be used merely as a convenience.  Neither the Company, a Subsidiary nor an Affiliate shall be required to segregate any assets for the purpose of providing benefits hereunder, nor shall this Plan be construed as providing for such segregation.  Furthermore, neither the Company, the Supervisory Board of the Company, the Plan Administrator, a Subsidiary nor an Affiliate shall be deemed to be a trustee of any cash or rights determined with respect thereto under this Plan.  Any liability or obligation of the Company to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company or any Subsidiary or Affiliate shall be deemed to be secured by any pledge or other encumbrance on any property of the Company or such Subsidiary.  Neither the Company, the Supervisory Board of the Company, the Plan Administrator, a Subsidiary nor an Affiliate shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

13.            No Right to Employment or Future Awards.

The granting of an Award under the terms of this Plan shall not impose upon the Company, a Subsidiary or an Affiliate any obligation to maintain any Participant as an Employee, and shall not diminish the power of the Company, a Subsidiary or an Affiliate to discharge any Participant at any time. Nor shall the granting of an Award under the terms of this Plan confer any right to any future Award.

14.            Offsets for Certain Other Incentive Payments.

The Company reserves the right to offset from payment of any Award any amount paid or owed to an eligible employee through an incentive program, scheme, arrangement, or other plan required by law, regulation, custom, contract or agreement, other than payments made under the LyondellBasell Industries AF S.C.A. Long-Term Incentive Plan or the annual short-term incentive program for employees of the Company and its Subsidiaries or Affiliates.

15.            Code Section 409A Compliance Provisions for Participants who are U.S. Taxpayers.

For Participants who are U.S. taxpayers, the Company intends that any amounts payable under the Plan must satisfy the requirements of Section 409A of the Code in order to avoid imposition of applicable taxes thereunder.  Thus, notwithstanding anything in this Plan to the contrary, if any Plan provision or amount under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Treasury pronouncements, that Plan provision or amount may be reformed to avoid imposition of the applicable tax, and no action taken to comply with Section 409A shall be deemed to adversely affect the rights of any Participant.  Notwithstanding the foregoing, neither the Company nor the Plan Administrator shall have any obligation to take any action under this Section 15 that would impose any expenses upon or increase any costs to the Company.

16.           Special Provisions for Certain Participants.

(a)           Exchange Rates.        For Participants who are not paid on a U.S. Dollar payroll, the currency exchange rate for calculating a Target Award Amount shall be determined as of the Grant Date.  The currency exchange rate for calculating the amount to be paid with respect to an Award shall be determined as of the date the MTI Funding Ratio for the applicable Performance Cycle is approved by the Plan Administrator.

(b)           Tax Compliance.         For Participants who are not U.S. taxpayers, Award payments are subject to compliance with the tax laws of the applicable jurisdictions.

17.           Tax Normalization for Expatriates.

Grants of Awards and payments of Awards made to expatriate Employees will be, pursuant to the Company’s Expatriate Assignment Policy, tax normalized based on typical income taxes and social security taxes in the expatriate Employee’s home country relevant to the expatriate Employee’s domestic circumstances.

18.           Construction.

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.  Words in the masculine gender shall include the feminine gender, the plural shall include the singular, and the singular shall include the plural.

19.           Arbitration of Disagreements.

(a)           For Participants Paid on a U.S. Dollar Payroll:       For Participants paid on a U.S. Dollar payroll, any dispute, controversy or claim arising out of or relating to this Award Agreement shall be settled by final and binding arbitration conducted by the American Arbitration Association (the “AAA”) in the State of Delaware.  The arbitrator shall be selected by mutual agreement of the parties, if possible.  If the parties fail to reach agreement upon appointment of an arbitrator within 30 days after one party receives the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the AAA.  The selection process to be used is set forth in the rules of the AAA, but if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to appoint an arbitrator but shall continue to submit additional panels until an arbitrator has been selected.  All fees and expenses of the arbitration, including a transcript if requested, will be borne by the parties equally.

(b)           For Participants Paid other than on a U.S. Dollar Payroll:For Participants paid other than on a U.S. Dollar payroll, any dispute, controversy or claim arising out of or relating to this Award Agreement shall be settled by final and binding arbitration conducted according to the laws of the Grand Duchy of Luxembourg.

20.           Governing Law.

(a)           For Participants Paid on a U.S. Dollar Payroll:      For Participants paid on a U.S. Dollar payroll, this Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by, and construed and enforced according to, the laws of the State of Delaware.

(b)           For Participants Paid other than on a U.S. Dollar Payroll:     For Participants paid other than on a U.S. Dollar payroll, this Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the tax or securities laws of the applicable jurisdiction, shall be governed by, and construed and enforced according to, the laws of the Grand Duchy of Luxembourg.

LYONDELLBASELL INDUSTRIES AF S.C.A.

By:	/s/ C. Bart de Jong
C. Bart de Jong
Senior Vice President, Human Resources